MEMORANDUM OF AGREEMENT

(Advisory Fee Waivers)

This Memorandum of Agreement is entered into as of the effective date on the attached Exhibit A, between Invesco Exchange-Traded Fund Trust, Invesco Exchange-Traded Fund Trust II, Invesco Actively Managed Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Commodity Fund Trust, Invesco Exchange-Traded Self-Indexed Fund Trust and Invesco India Exchange-Traded Fund Trust (each a “Trust” and, collectively, the “Trusts”), on behalf of the funds listed on the Exhibit A to this Memorandum of Agreement, as amended from time to time (the “Funds”), and Invesco Capital Management LLC (“Invesco”). Invesco shall and hereby agrees to waive fees of the Funds, severally and not jointly, as indicated in the Exhibit A.

For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trusts and Invesco agree as follows:

1.

Invesco agrees that until the expiration date, if any, of the commitment set forth on the attached Exhibit A occurs, as such Exhibit A is amended from time to time, Invesco will waive advisory fees payable by an Investing Fund (defined below) in an amount equal to 100% of the net advisory fee any of Invescos’ affiliated persons receives on the Uninvested Cash (defined below) from the Affiliated Money Market Fund (defined below) in which the Investing Fund invests (the “Waiver”).

i.	Invesco will calculate, and apply, the Waiver monthly, based upon the average investment of Uninvested Cash made by the Investing Fund during the previous month in an Affiliated Money Market Fund.

ii.	The Waiver will not apply to those Investing Funds that do not charge an advisory fee, either due to the terms of their advisory agreement, or as a result of contractual or voluntary fee waivers.

iii.	The Waiver will not apply to cash collateral for securities lending.

For purposes of the paragraph above, the following terms shall have the following meanings:

(a)	“Affiliated Money Market Fund” - any existing or future fund that holds itself out as a money market fund and complies with Rule 2a-7 under the Investment Company Act of 1940, as amended;

(b)	“Investing Fund” – any Fund investing Uninvested Cash in an Affiliated Money Market Fund; and

(c)

“Uninvested Cash” - cash available and uninvested by a Trust that may result from a variety of sources, including dividends or interest received on portfolio securities, unsettled securities transactions, strategic reserves, matured investments, proceeds from liquidation of investment securities, dividend payments, or new investor capital.

2.

Neither a Trust nor Invesco may remove or amend the Waiver to a Trust’s detriment prior to requesting and receiving the approval of the Board of Trustees of the applicable Fund’s Trust to remove or amend such Waiver. PowerShares will not have any right to reimbursement of any amount so waived.

The Boards of Trustees and Invesco may terminate or modify this Memorandum of Agreement prior to the Expiration Date only by mutual written consent, except with respect to adding Funds to Exhibit A, which requires Board approval rather than mutual written consent. Invesco will not have any right to reimbursement of any amount so waived.

Subject to the foregoing paragraphs, Invesco agrees to review the then-current Waivers for the Funds listed on the Exhibit A on a date prior to the Expiration Date to determine whether such Waivers should be amended, continued or terminated. The Waivers will expire upon the Expiration Date unless the Trusts and Invesco have agreed to continue them. The Exhibit A will be amended to reflect any such agreement.

It is expressly agreed that the obligations of the Trusts hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trusts personally, but shall only bind the assets and property of the Funds, as provided in each Trust’s Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of each Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of each Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in each Trust’s Declaration of Trust.

IN WITNESS WHEREOF, each of the Trusts, on behalf of itself and its Funds listed in Exhibit A to this Memorandum of Agreement, and Invesco have entered into this Memorandum of Agreement as of the Effective Date on the attached Exhibit A.

INVESCO EXCHANGE-TRADED FUND TRUST

INVESCO EXCHANGE-TRADED FUND TRUST II

INVESCO ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST

INVESCO ACTIVELY MANAGED EXCHANGE-TRADED COMMODITY FUND TRUST

INVESCO EXCHANGE-TRADED SELF-INDEXED FUND TRUST

INVESCO INDIA EXCHANGE-TRADED FUND TRUST

on behalf of the Funds listed in Exhibit A

to this Memorandum of Agreement

By:	/s/ Daniel E. Draper
Name: Daniel E. Draper
Title: President

INVESCO CAPITAL MANAGEMENT LLC

By:	/s/ Daniel E. Draper
Name: Daniel E. Draper
Title: Managing Director

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